As filed with the Securities and Exchange Commission on January 31, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KLA-Tencor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	3827	04-2564110
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Technology Drive

Milpitas, California 95305

(408) 875-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Teri A. Little

Executive Vice President and Chief Legal Officer

KLA-Tencor Corporation

One Technology Drive

Milpitas, California 95305

(408) 875-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley L. Finkelstein Douglas K. Schnell Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Tel: (650) 493-9300 Fax: (650) 493-6811	Jeffrey Cannon KLA-Tencor Corporation One Technology Drive Milpitas, California 95305 Tel: (408) 875-3000 Fax: (408) 875-4266	Michael Havin Orbotech Ltd. 7 Sanhedrin Boulevard North Industrial Zone Yavne 8110101, Israel Tel: +972-8-9423622 Fax: +972-8-9438769	LizabethAnn R. Eisen Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Tel: (212) 474-1930 Fax: (212) 474-3700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-224982

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Shares of Common Stock, par value $0.001 per share	30,000	N/A	$2,527,488	$307

(1)

This Registration Statement relates to the common stock, par value $0.001 per share, of KLA-Tencor Corporation, which we refer to as “KLA-Tencor common stock,” that is issuable to the holders of ordinary shares, New Israeli Shekels 0.14 nominal (par) value per share, of Orbotech Ltd., which we refer to as “Orbotech ordinary shares,” who will receive shares of the KLA-Tencor common stock and cash as consideration for the cancellation of their Orbotech ordinary shares in the proposed merger of Tiburon Merger Sub Technologies Ltd., a wholly owned subsidiary of KLA-Tencor Corporation, with and into Orbotech Ltd., with Orbotech Ltd. surviving as a wholly owned subsidiary of KLA-Tencor Corporation, KLA-Tencor common stock is listed on the NASDAQ Global Select Market under the symbol “KLAC.” Orbotech ordinary shares are listed on the NASDAQ Global Select Market under the symbol “ORBK.”

(2)

Represents the maximum number of additional shares of common stock of KLA-Tencor Corporation estimated to be issued in connection with the merger described herein. The Registrant has previously registered 12,298,994 shares of common stock pursuant to the registration statement on Form S-4 (Registration No. 333-224982), which was declared effective on June 7, 2018. The Registrant now anticipates that up to 12,328,994 shares of its common stock may be issued pursuant to the merger.

(3)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and (f)(3) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of Orbotech ordinary shares (the securities to be cancelled in the merger) as follows: the product of (1) the difference between $59.92, the average of the high and low prices per Orbotech ordinary share on January 28, 2019, as quoted on the NASDAQ Global Select Market, and $38.86, the per share cash component of the merger consideration and (2) 120,000, the estimated additional number of Orbotech ordinary shares to be converted into the right to receive merger consideration upon completion of the merger.

(4)	The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals 0.0001212 multiplied by the proposed maximum offering price.

This registration statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to its Registration Statement on Form S-4 (Registration No. 333-224982) (the “Prior Registration Statement”), declared effective as of June 7, 2018, and as amended to date, KLA-Tencor Corporation (the “Registrant”) registered an aggregate of 12,298,994 shares of its common stock and paid an aggregate fee of $134,258. The Registrant is filing this Registration Statement on Form S-4 pursuant to General Instruction K to Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, solely to register 30,000 additional shares of its common stock for issuance in connection with the consummation of the merger contemplated by the Agreement and Plan of Merger dated as of March 18, 2018, by and among the Registrant, Orbotech Ltd., a company organized under the Laws of the State of Israel and Tiburon Merger Sub Technologies Ltd, a company organized under the Laws of the State of Israel and an indirect wholly owned subsidiary of the Registrant, as amended May 11, 2018. In connection with the registration of additional shares of its common stock, the Registrant is paying an additional registration fee of $307.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents to be filed with this Registration Statement are listed on the Exhibit Index included with this Registration Statement.

Exhibit Index

Exhibit Number	Exhibit Description

5.1*	Opinion and Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to the validity of the shares of KLA-Tencor Corporation common stock

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Kesselman & Kesselman, Certified Public Accountants (Israel)

23.3*	Consent of Wilson Sonsini Goodrich & Rosati, PC (included in the opinion filed as Exhibit 5.1 and incorporated by reference)

24.1**	Power of Attorney

99.2*	Consent of Barclays Capital Inc.

*	Filed herewith
**	Previously filed with the Registrant’s Registration Statement of Form S-4 (No. 333-224982), which was filed with the Securities and Exchange Commission on May 16, 2018

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on January 31, 2019.

KLA-TENCOR CORPORATION

By:	/s/ Teri A. Little
Name:	Teri A. Little
Title:	Executive Vice President and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Richard P. Wallace	Chief Executive Officer and President and Director (Principal Executive Officer)	January 31, 2019

* Bren D. Higgins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 31, 2019

* Virendra A. Kirloskar	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 31, 2019

* Edward W. Barnholt	Chairman of the Board	January 31, 2019

* Gary B. Moore	Director	January 31, 2019

* Robert A. Rango	Director	January 31, 2019

* John T. Dickson	Director	January 31, 2019

* Kevin J. Kennedy	Director	January 31, 2019

* Robert M. Calderoni	Director	January 31, 2019

* Kiran M. Patel	Director	January 31, 2019

Emiko Higashi	Director

Ana G. Pinczuk	Director

Victor Peng	Director

* By:	/s/ Teri A. Little
Teri A. Little
Attorney-in-fact